Exhibit 8.1

February 13, 2014

Security Capital Corporation	Great Plains Financial Corporation
425 West Capitol Street, Suite 1800	1205 North Harrison Avenue
Little Rock, Arkansas 72201	Pierre, South Dakota 57501-2395

       Re:        Plan and Agreement of Exchange

Ladies and Gentlemen:

       We have acted as counsel to Midwest Holding Inc. (the “Company”), a Nebraska corporation, in connection with the Plan and Agreement of Exchange executed as of November 25, 2013, by and among the Company, Great Plains Financial Corporation (“Great Plains”) and Security Capital Corporation (“Security Capital”), (the “Exchange Agreement”). Pursuant to the Exchange Agreement, holders of shares of the common Stock of Great Plains and Security Capital will exchange such shares solely for voting common stock of the Company (the “Exchange”). Immediately after the Effective Time of the Exchange, under a binding commitment and as part of the plan of reorganization represented by the Exchange Agreement, Great Plains and Security Capital will each merge with and into Separate Merger Subs (the “Subsequent Mergers”). The Separate Merger Subs (which will be disregarded as entities separate from the Company for federal income tax purposes) will be the surviving entities in the Subsequent Mergers. We are delivering the opinion set forth herein (the “Opinion”) in connection with the proxy statement-prospectus dated February 11, 2014 (the “Proxy Statement”) as filed on Form S-4 with the U.S. Securities and Exchange Commission. Unless otherwise defined herein, capitalized terms used in this Opinion have the meanings specified in the Exchange Agreement.

       For purposes of this Opinion, we have reviewed the Exchange Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, that the Exchange and the Subsequent Mergers will be completed in the manner set forth in the Exchange Agreement and in the Proxy Statement, without the waiver or modification of any of the terms or conditions contained therein. In rendering this Opinion, we have relied upon the factual representations set forth in the letters of representation from the Company, Great Plains and Security Capital to us dated as of the date hereof (the “Officer’s Certificates”). In rendering this Opinion, we have also assumed (without independent investigation or verification) that: (i) the factual representations made in the Exchange Agreement, Proxy Statement, Officer’s Certificates and other documents referred to herein are, and will be as of the Effective Time, true and complete; (ii) any representation set forth in the Exchange Agreement, Proxy Statement, Officer’s Certificates and other documents referred to herein that is qualified by knowledge, intention, belief or any similar qualifier is, and will be as of the Effective Time, true and complete without such qualification; (iii) the Officer’s Certificates have been executed by appropriate authorized officers of the Company, Great Plains and Security Capital; (iv) all other documents submitted to us have been or will be duly executed and validly signed (and filed, where applicable) to the extent required in the same form as they have been provided to us; (v) each document submitted to us will be legal, valid, binding and enforceable; (vi) all covenants agreed to by the Company, Great Plains and Security Capital pursuant to the documents referred to herein have been or will be performed or satisfied in accordance with their terms; and (vii) the Exchange and Subsequent Mergers will qualify as statutory mergers under state law. Any inaccuracy of any of the preceding assumptions or representations, warranties, covenants or statements in the foregoing documents or the failure to consummate the Exchange and the Subsequent Mergers in accordance with the terms of the Exchange Agreement and as described in the Proxy Statement may adversely affect this Opinion.

       This Opinion is being rendered solely in connection with the filing of the Proxy Statement. This Opinion is rendered only as of the date hereof, and we undertake no obligation to update this Opinion after the date hereof except in connection with the Closing of the Exchange (the “Closing”). This Opinion may be withdrawn if we do not receive the Officer’s Certificates dated as of the date hereof and as of the date of the Closing confirming the accuracy of the representations set forth therein. This Opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated or proposed under the Code, published administrative rulings and procedures, judicial decisions and other applicable authorities, all as in effect on the date hereof, which are subject to change (possibly with retroactive effect) so as to affect the conclusions stated in this Opinion. This Opinion represents our best judgment and is not binding on the Internal Revenue Service or the courts. The Internal Revenue Service may assert a position contrary to our opinion and a court may agree with such position.

       This Opinion applies only to stockholders of Great Plains and Security Capital that hold common stock of Great Plains and Security Capital as a capital asset within the meaning of Section 1221 of the Code, each of which we refer to as a “holder”, that are also U.S. holders. For purposes of this Opinion, the term U.S. holder refers to a holder of Great Plains or Security Capital common stock that is: (i) a citizen or individual resident of the U.S.; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any of its political subdivisions; (iii) a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has made a valid election under the applicable Treasury Regulations to be treated as a U.S. person; or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source. For purposes of this Opinion, a “non-U.S. holder” means an owner or beneficial owner of shares of Great Plains and Security Capital common stock that is not a U.S. holder.

       This Opinion does not address all aspects of United States federal taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the United States federal income tax laws, including certain former citizens or long-term residents of the U.S.; persons who hold the common stock of Great Plains and Security Capital as part of a straddle, hedging transaction, synthetic security, conversion transaction or other integrated investment or risk reduction transaction; persons whose functional currency is not the U.S. dollar; persons who acquired common stock of Great Plains or Security Capital through the exercise of employee stock options or otherwise as compensation or are holders of stock options granted under the Stock Plans of Great Plains or Security Capital; persons who hold warrants exercisable for the common stock of Great Plains or Security Capital; mutual funds; banks, insurance companies and other financial institutions; regulated investment companies; tax-exempt organizations; dealers in securities or foreign currencies; and traders in securities that mark-to-market.

       In addition, this Opinion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Exchange and Subsequent Mergers, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

       Further, this Opinion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for United States federal income tax purposes) or persons that hold their common stock of Great Plains or Security Capital through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for United States federal income tax purposes, holds shares of the common stock of Great Plains or Security Capital, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the particular tax consequences of the Exchange and Subsequent Mergers to them.

       Based upon the foregoing and in reliance thereon, we are of the opinion that, under currently applicable U.S. federal income tax law, the Exchange and the Subsequent Mergers, on a combined basis, should qualify as “reorganizations” within the meaning of Section 368(a) of the Code and the Company, Great Plains and Security Capital will each be a party to such reorganizations within the meaning of Section 368(b) of the Code, with the following U.S. federal income tax consequences to U.S. holders of the common stock of Great Plains or Security Capital.

       Exchange for the Company Common Stock. In the exchange by a U.S. holder of all of the shares of the common stock of Great Plains or Security Capital for Company common stock, the U.S. holder should generally not recognize gain or loss.

       The aggregate tax basis of the Company common stock received by a U.S. holder that exchanges its shares of common stock of Great Plains or Security Capital for Company common stock pursuant to the Exchange should be equal to the aggregate adjusted tax basis of the shares of the common stock of Great Plains or Security Capital surrendered for Company common stock by the holder pursuant to the Exchange. The holding period of the Company common stock received should include the holding period of the shares of the common stock of Great Plains or Security Capital surrendered.

       Exercise of Appraisal Rights. A U.S. holder who receives cash pursuant to the exercise of appraisal rights generally should recognize capital gain or loss measured by the difference between the cash received from Great Plains or Security Capital and its adjusted tax basis in the common stock of Great Plains or Security Capital if the redemption: (i) terminates the interest in stock of Great Plains or Security Capital the U.S. holder is deemed actually and constructively to own; (ii) is “substantially disproportionate” with respect to the U.S. holder; or (iii) is “not essentially equivalent to a dividend.”

       No material gain or loss should be recognized by the Company, Great Plains or Security Capital as a result of the Exchange or the Subsequent Mergers.

       This Opinion addresses only the matters described above, and does not address any other U.S. federal, state, local or foreign tax consequences that may result from the Exchange or the Subsequent Mergers. No opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein more likely than not will be upheld under challenge by the Internal Revenue Service. This opinion has been prepared in connection with the Proxy Statement described herein.

Very truly yours,
/s/ Jones & Keller, P.C.
JONES & KELLER, P.C.